Exhibit 10.4

LANDAMERICA FINANCIAL GROUP, INC.

BENEFIT RESTORATION PLAN

Amended and Restated

Effective

January 1, 2005

3.06.	Alternative Forms of Distribution	7
3.07.	Preserved Accrued Benefit	7
3.08.	Acceleration of Benefits Prohibited	7

ARTICLE IV	VESTING	7
4.01.	Right to Benefits	7
4.02.	Forfeitures	8
4.03.	Change of Control	8

ARTICLE V	TERMINATION, AMENDMENT OR MODIFICATION	9
5.01.	Right to Terminate or Amend	9
5.02.	Manner of Giving Notice	9
5.03.	Discharge of Obligation	9

ARTICLE VI	ADMINISTRATION OF THE PLAN	9
6.01.	Plan Administration	9
6.02.	Reports and Records	9
6.03.	Claims	10

ARTICLE VII	GENERAL	10
7.01.	Plan Creates No Separate Rights	10
7.02.	Funding	10
7.03	Restriction on Alienation of Benefits	10
7.04.	Plan Binding	11
7.05.	Interpretation of the Plan	11
7.06.	Construction	11

ii

PURPOSE

The Executive Compensation Committee of the Board of Directors of Lawyers Title Insurance Corporation (now LandAmerica Financial Group, Inc.) (the “Corporation) adopted the Benefit Restoration Plan (the “Plan”) in 1995 as an unfunded non-qualified non-elective deferred compensation plan pursuant to which certain designated employees of the Corporation who are members of a select group of management or highly compensated employees, as determined by the Executive Compensation Committee, will receive retirement benefits at the time of or during their retirement years. Effective July 1, 1999, the Plan was amended and restated to coordinate with changes to the Corporation’s qualified Cash Balance Plan.

Effective January 1, 2005, the Plan is amended to conform to the requirements of section 409A of the Internal Revenue Code. These amendments apply solely to amounts accrued on and after January 1, 2005, plus any amounts accrued prior to January 1, 2005, that are not earned and vested as of December 31, 2004. Amounts accrued prior to January 1, 2005, that are earned and vested as of December 31, 2004, shall remain subject to the terms of the Plan as in effect on December 31, 2004.

The Executive Compensation Committee believes that the continuation of the Plan will assist it in attracting and retaining those employees, whose judgment, abilities and experience will contribute to the Corporation’s continued success.

ARTICLE I

DEFINITIONS

Unless otherwise provided, defined terms herein shall have the same meaning as such terms have in the Cash Balance Plan.

1.01. Accrued Benefit means, with respect to the Cash Balance Plan, the term as defined in the Cash Balance Plan. “Accrued Benefit” for this Plan shall mean the Accrued Benefit under the Cash Balance Plan determined by using the definitions of “Compensation” and “Compensation Credit” found in this Plan.

1.02. Actuarial Equivalent means a benefit of equivalent current value to the benefit that would otherwise have been provided on the basis of the following assumptions:

(i)	No mortality

(ii)	The annual interest rate on 30-year U.S. Treasury Securities in effect for the month of November of the calendar year preceding the applicable Plan Year.

1.03. Affiliate means any entity that is a member of a controlled group of corporations, as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and 1563(e)(3), of which the Corporation is a member according to Code section 414(b), and which has, with the approval of the Board, adopted the Plan by action of its board.

1.04. Board means present and any succeeding Board of Directors of the Corporation, unless such term is used with respect to a particular Affiliate and its Directors, in which event it shall mean the present and any succeeding Board of Directors of that Affiliate.

1.05. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.05; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, for purposes of subsection (a) of this Section 1.05, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Corporation which reduces the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, the beneficial ownership of a Person increases to 20% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities by reason of share purchases by the Corporation and, after such share purchases by the Corporation, such Person becomes the beneficial owner of any additional shares of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Stock, for purposes of subsection (a) of this Section 1.05, a Change of Control shall be deemed to have taken place.

1.06. Cash Balance Plan means the LandAmerica Cash Balance Plan.

1.07 Code means the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.08. Committee means the Executive Compensation Committee of the Board.

1.09. Compensation means “Compensation” as defined in the Cash Balance Plan but shall also include income deferred and exclude amounts paid pursuant to the Corporation’s Executive Voluntary Deferral Plan. “Compensation” also shall be determined without regard to any limitation on compensation or benefits imposed under Code Sections 401(a)(17) and 415.

1.10. Compensation Credit means “Compensation Credit” as defined in the Cash Balance Plan but shall be calculated without regard to any limitation on compensation to be considered which is imposed by Code Section 401(a)(17).

1.11. Control Change Date means the date on which a Change of Control occurs. If a Change of Control occurs as a result of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.12. Corporation means LandAmerica Financial Group, Inc., and any successor thereto.

1.13 Deferred Retirement Date means the first day of any month subsequent to a Participant’s Normal Retirement Date on which a Participant Retires.

1.14. Designated Beneficiary means the person, persons, entity, entities or the estate of a Participant which is designated by the Participant or beneficiary to receive any benefits that may become payable under the Plan as a result of a Participant’s death.

1.15. Disability or Disabled means Total and Permanent Disability as determined in accordance with the provisions of the Cash Balance Plan.

1.16. Disability Retirement Date means the first day of the month following the termination of employment of a Participant who is Disabled.

1.17. Eligible Employee means an individual employed by the Corporation or an Affiliate who is a member of a select group of management or highly compensated employees of the Corporation and its Affiliates as designated by the Committee.

1.18. Key Employee means an Eligible Employee who, as of December 31 of any calendar year, satisfies the requirements of Code section 416(i) without regard to Code section 416(i)(5) will be considered a Key Employee for purposes of the Plan for the 12-month period commencing on the next following April 1.

1.19. Normal Retirement Date means the first day of the month coincident with or next following the date a Participant attains age sixty-five.

1.20. Participant means an Eligible Employee who is designated to participate in the Plan in accordance with Article II. Former Participant means a Participant who has severed from the Corporation with an accrued vested benefit under the Plan.

1.21. Plan means the LandAmerica Financial Group, Inc. Benefit Restoration Plan, as amended and restated effective January 1, 2005.

1.22 Post-2004 Replacement Benefit means the portion of a Participant’s Replacement Benefit accrued on and after January 1, 2005, plus any portion accrued prior to January 1, 2005, that is not earned and vested as of December 31, 2004.

1.23 Pre-2005 Replacement Benefit means the portion of a Participant’s Replacement Benefit accrued prior to January 1, 2005, that is earned and vested as of December 31, 2004.

1.24. Replacement Benefit means the benefit determined as provided in Article III hereof.

1.25. Retirement and Retire means a Participant’s severance from employment with the Corporation or an Affiliate on his Normal or Deferred Retirement Date.

1.26. Severance and Severed mean termination of employment with the Corporation other than on account of Retirement, death or Disability.

1.27. Year of Service means twelve consecutive months of employment with the Corporation as defined and determined under the Cash Balance Plan.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan effective as of the date he is designated a Participant by the Compensation Committee. An Eligible Employee who becomes a Participant or Former Participant hereunder shall continue to participate in the Plan as long as he is entitled to future benefits or is currently receiving benefits.

ARTICLE III

BENEFITS

3.01. Normal Retirement. A Participant, upon Retirement on his Normal Retirement Date, shall be entitled to receive a retirement benefit (“Replacement Benefit”) determined as follows: (i) the Participant’s Accrued Benefit under this Plan minus (ii) his Accrued Benefit under the Cash Balance Plan. The Replacement Benefit shall be converted to Actuarial Equivalent installment payments. The Pre-2005 Replacement Benefit and, for a Participant who is not a Key Employee, Post-2004 Replacement Benefit shall be paid monthly for a period of fifteen years beginning as of the Participant’s Normal Retirement Date. For a Key Employee, the Post-2004 Replacement Benefit shall be paid over a period of fifteen years beginning with the Participant’s Normal Retirement Date; provided, however, that the first payment shall be made no earlier than the first day of the month following the six-month anniversary of the Participant’s Normal Retirement Date and shall include a single, lump sum “catch-up” amount equal to the sum of the Post-2004 Replacement Benefit payments that would have been made to the Participant during the period from his Normal Retirement Date to the date of the first payment if that Participant had not been a Key Employee. Each subsequent payment shall be made monthly until the end of the fifteen-year period.

3.02. Deferred Retirement. A Participant who continues in the employ of the Corporation or an Affiliate beyond his Normal Retirement Date may elect to retire on the first day of any month thereafter. A Participant retiring on a Deferred Retirement Date shall be entitled to the Replacement Benefit calculated as provided in Section 3.01 as of the Participant’s Deferred Retirement Date without adjustment for the delayed beginning date of payments. The Replacement Benefit shall be converted to Actuarial Equivalent installment payments. The Pre-2005 Replacement Benefit and, for a Participant who is not a Key Employee, Post-2004 Replacement Benefit shall be paid monthly for a period of fifteen years beginning as of the Participant’s Deferred Retirement Date. For a Key Employee, the Post-2004 Replacement Benefit shall be paid over a period of fifteen years beginning with the Participant’s Deferred Retirement Date; provided, however, that the first payment shall be made no earlier than the first day of the month following the six-month anniversary of the Participant’s Deferred Retirement Date and shall include a single, lump sum “catch-up” amount equal to the sum of the Post-2004 Replacement Benefit payments that would have been made to the Participant during the period from his Deferred Retirement Date to the date of the first payment if that Participant had not been a Key Employee. Each subsequent payment shall be made monthly until the end of the fifteen-year period.

3.03. Disability. A Participant who becomes Disabled prior to Retirement or Severance shall be entitled to receive a Replacement Benefit determined as provided in Section 3.01 as of his Disability Retirement Date. The Replacement Benefit shall be converted to Actuarial Equivalent installment payments. The Pre-2005 Replacement Benefit and, for a Participant who is not a Key Employee, Post-2004 Replacement Benefit shall be paid monthly for a period of fifteen years beginning as of the Disability Retirement Date. For a Key Employee, the Post-2004 Replacement Benefit shall be paid over a period of fifteen years beginning with the Participant’s Disability Retirement Date; provided, however, that the first payment shall be made no earlier than the first day of the month following the six-month anniversary of the Participant’s Disability Retirement Date and shall include a single, lump sum “catch-up” amount equal to the sum of the Post-2004 Replacement Benefit payments that would have been made to the Participant during the period from his Disability Retirement Date to the date of the first payment if that Participant had not been a Key Employee. Each subsequent payment shall be made monthly until the end of the fifteen-year period.

3.04. Death.

(a) If a Participant dies prior to Retirement or Severance, his Designated Beneficiary shall be entitled to receive a Replacement Benefit determined as provided in Section 3.01 as of the Participant’s date of death. The Replacement Benefit shall be payable in a lump sum within sixty days following receipt of notice of such Participant’s death.

(b) If a Participant dies after Retirement but before he has received all of the payments to which he would be entitled under Sections 3.01, 3.02, 3.03 or 3.04 of this Article, then his Designated Beneficiary shall be entitled to receive a single lump sum in lieu of installments. The value of such lump sum shall be the Actuarial Equivalent of future payments to which the Participant otherwise would have been entitled. A Designated Beneficiary, after being substituted for a deceased Participant, may designate in writing a secondary beneficiary to receive any plan benefits that remain (from the original term of benefits for the Participant) if the Designated Beneficiary should die before all benefits have been paid. If no such designation of a secondary beneficiary has been made, upon the death of a Designated Beneficiary, any remaining benefits payable under the Plan shall be paid to the Designated Beneficiary’s estate.

(c) If a Former Participant dies before payments have commenced as of his Normal Retirement Date, then his Designated Beneficiary shall be entitled to receive the Participant’s Replacement Benefit as provided in Section 3.01 payable in a lump sum within sixty days following receipt of notice of such Former Participant’s death.

3.05. Severance. A Participant who is vested in accordance with Article IV shall, upon Severance, be entitled to a deferred Replacement Benefit determined as follows: (i) the Participant’s Accrued Benefit under this Plan minus his Accrued Benefit under the Cash Balance Plan payable beginning as of the date that would have been his Normal Retirement Date. The Replacement Benefit shall be converted to Actuarial Equivalent installment payments. The Pre-2005 Replacement Benefit and, for a Participant who is not a Key Employee, Post-2004 Replacement Benefit shall be paid monthly for a period of fifteen years beginning as of the Participant’s Normal Retirement Date. For a Key Employee, the Post-2004 Replacement Benefit shall be over a period of fifteen years beginning with the Participant’s Normal Retirement Date; provided, however, that the first payment shall be made no earlier than the first day of the month following the Participant’s Normal Retirement and such first Post-2004 Replacement Benefit payment made to a Key Employee shall include a single, lump sum “catch-up” amount equal to the sum of the Post-2004 Replacement Benefit payments that would have been made to the Participant during the period from his Normal Retirement Date to the date of the first payment if that Participant had not been a Key Employee. Each subsequent payment shall be made monthly until the end of the fifteen-year period.

3.06. Alternative Forms of Distribution.

(a) By election in writing, delivered to the Compensation Committee, or its designee, at least one year prior to Retirement, Disability or Severance, a Participant may irrevocably elect to receive his Pre-2005 Replacement Benefit in a single lump sum payment in lieu of installments. Such an election may be made with respect to a Participant’s Post-2004 Replacement Benefit, provided that the election does not take effect for twelve months after the date it is made, and payment of the lump sum is deferred at least five years from the date the first installment payment was otherwise scheduled to be made.

(b) Subject to the Compensation Committee’s complete and absolute discretion, the Actuarial Equivalent of the Pre-2005 Replacement Benefit otherwise payable hereunder may be paid over periods of fewer than fifteen years.

3.07. Preserved Accrued Benefit. Certain Participants and Former Participants shall have a minimum Accrued Benefit, which shall be the greater of the Accrued Benefit calculated under the Plan or the amount set forth on Schedule A.

3.08. Acceleration of Benefits Prohibited. Except as provided in Treasury Regulations, no acceleration in the time or schedule of any payment of the Participant’s Post-2004 Replacement Benefit or any amount scheduled to be paid from the Participant’s Post-2004 Replacement Benefit is permitted.

ARTICLE IV

VESTING

4.01. Right to Benefits. Except as provided in Sections 4.02 and 4.03, a Participant’s right to receive benefits under Sections 3.01, 3.02, 3.03, and 3.06 becomes vested and non-forfeitable upon the earlier of (i) his Normal Retirement Date, (ii) attainment of age fifty-five and the completion of five Years of Service with the Corporation or an Affiliate, (iii) death or (iv) Disability.

4.02. Forfeitures.

(a) A Participant forfeits all benefits from the Plan if the Board determines that his separation from service for any reason is based on willful misconduct, fraud, dishonesty, conviction of or pleading guilty to a felony, or embezzlement from the Corporation or an Affiliate.

(b) A Participant forfeits all benefits from the Plan if, after his separation of service for any reason after having attained age 55 but before age 65, the Participant (i) directly or indirectly, engages in or becomes interested in (as owner, partner, shareholder, employee, director, officer, consultant or otherwise), whether with or without compensation, any business which is in competition with any of the lines of business actually being conducted by the Corporation during the term that the Participant was employed by the Corporation or on the date of his separation from service or (ii) actively induces other employees of the Corporation or Affiliate to terminate their employment with the Corporation or Affiliate in favor of promised or prospective employment with or on behalf of Participant or Participant’s post-termination employer, or (iii) uses or disseminates for his own or another’s gain privileged or proprietary information, trade secrets, confidential commercial information, confidential research information, or confidential development information gained by Participant during his employment relationship with the Corporation or an Affiliate.

4.03. Change of Control. Notwithstanding Section 4.01 or 4.02, in the event the employment of a Participant who is in the employ of the Corporation on a Control Change Date is terminated (for reasons other than willful misconduct, fraud, dishonesty, conviction of or pleading guilty to a felony, or embezzlement from the Corporation or an Affiliate), he shall be fully vested in the benefit he has accrued under Article III as of his termination of employment following a Change of Control. Payment of his Pre-2005 Replacement Benefit and, for a Participant who is not a Key Employee, Post-2004 Replacement Benefit (in each case vested and accrued in accordance with the preceding sentence) shall begin as of the date his employment is terminated. For a Key Employee, the Post-2004 Replacement Benefit shall be paid over a period of fifteen years beginning with the Participant’s termination date; provided, however, that the first payment shall be made no earlier than the first day of the month following the six-month anniversary of the Participant’s termination date and such first Post-2004 Replacement Benefit payment made to a Key Employee shall include a single, lump sum “catch-up” amount equal to the sum of the Post-2004 Replacement Benefit payments that would have been made to the Participant during the period from his termination date to the date of the first payment if that Participant had not been a Key Employee. Each subsequent payment shall be made monthly until the end of the fifteen-year period.

Upon a Change of Control, the Corporation shall establish if one has not already been established, and fully fund, within thirty days of the Control Change Date, a grantor trust, as described in Section 7.02(c), for the purpose of segregating assets to assure benefit payments under the Plan.

ARTICLE V

TERMINATION, AMENDMENT OR MODIFICATION

5.01. Right to Terminate or Amend. Except as otherwise specifically provided, the Board of Directors reserves, prior to a Change of Control the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time. Any such termination, amendment or change may not affect or alter the benefits paid or obligations to any Participant who died, became Disabled or Retired before the termination, amendment, or change or whose Accrued Benefits has vested in accordance with Article IV. Any such amendment, modification or termination of the Plan shall be effected by resolution of the Board and shall be communicated by notice in writing to Participants within sixty days of its effective date.

5.02. Manner of Giving Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Corporation, such notice shall be addressed to it at P.O. Box 27567, Richmond, Virginia 23261, addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

5.03. Discharge of Obligation. Except as provided in Section 5.01, upon the termination of this Plan by the Board, the Plan shall no longer be of any further force or effect, and, except as provided in Section 5.01, neither the Corporation nor any Participant shall have any further obligation or right under this Plan.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.01. Plan Administration.

(a) The Plan shall be administered by the Executive Compensation Committee of the Board. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.

(b) In addition to the powers hereinabove specified, the Compensation Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and Beneficiaries under the Plan, and to authorize all disbursements for such purposes.

6.02. Reports and Records. To enable the Compensation Committee to perform its functions, the Corporation and any participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

6.03. Claims. The benefit claims review procedure set forth in the Cash Balance Plan, as amended from time to time, is incorporated herein by reference and made applicable to the Plan.

ARTICLE VII

GENERAL

7.01. Plan Creates No Separate Rights. The Plan does not in any way limit the right of the Corporation or any participating Affiliate at any time and for any reason to terminate the employment of a Participant in its employ. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Corporation and a Participant.

7.02. Funding.

(a) All Plan Participants and Designated Beneficiaries are general, unsecured creditors of the Corporation with respect to the benefits due hereunder, and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. It is the intention of the Corporation that the Plan be considered unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b) The Corporation may, but is not required to, purchase life insurance in amounts sufficient to provide some or all of the benefits provided under this Plan or may otherwise segregate assets for such purpose.

(c) Except upon a Change of Control, the Corporation may but is not required to establish a grantor trust which may be used to hold assets of the Corporation which are maintained as reserves against the Corporation’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Corporation’s creditors. To the extent such trust or other vehicle is established the Corporation’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64.

7.03 Restriction on Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

7.04. Plan Binding. The Plan shall be binding upon the Corporation, any participating Affiliate and successors and assigns, and, subject to the powers set forth in Article V, upon a Participant, his Beneficiaries, or any of their assigns, heirs, executors and administrators.

7.05. Interpretation of the Plan. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the State of Virginia (other than its choice of law rules) as in effect from time to time.

7.06. Construction. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

SCHEDULE A

PRESERVED ACCRUED BENEFIT

This Schedule A sets forth the minimum annual Accrued Benefit as defined in Section 3.07 for the Participants listed below. The benefit is payable for a period of fifteen years, beginning as of the participant’s Normal Retirement Date.

Participant	Annual Amount
Jan Alpert	$82,551.96
Kenneth Astheimer	40,381.92
John Blanchard	1,784.52
John Carter	6,484.56
William Evans	23,136.72
Charles Foster	115,154.16
Russ Jordan	13,305.36
Robert Palmer	1,035.72
Hugh Reams	1,336.20
Jeffrey Vaughan	31,033.32